EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-172407 and 333-186856 on Form S-8 of our reports dated June 26, 2013, relating to the financial statements and financial statement schedules of New Century Energies, Inc. Employees’ Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees and New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees (the “Plans”) appearing in this Annual Report on Form 11-K of the Plans for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
June 26, 2013